Exhibit 10.A

CDI Corp.

DIRECTOR’S TIME-VESTED DEFERRED STOCK AWARD

1. Grant of Time-Vested Deferred Stock. The Company hereby grants to [name of recipient] (the “Recipient”) 2,583 shares of Time-Vested Deferred Stock. This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(c) “Committee” means the Compensation Committee of the Board or its successor.

(d) “Company” means CDI Corp.

(e) “Date of Grant” means July 18, 2007.

(f) “Director Year” means a twelve-month period that begins each year on the date of the Company’s annual meeting of shareholders.

(g) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(h) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of CDI Stock on such Exchange on the last preceding date on which there was a sale.

(i) “Grant” means the grant of Time-Vested Deferred Stock to the Recipient which is described in Section 1 of this Agreement.

(j) “Plan” means the CDI Corp. 2004 Omnibus Stock Plan.

(k) “Retirement” means the Recipient’s choice not to stand for re-election as a Director of the Company.

3. Vesting. The shares of Time-Vested Deferred Stock will vest on the third anniversary of the Date of Grant. For all shares of Time-Vested Deferred Stock in which the Recipient becomes vested, a stock certificate representing an equal number of shares of CDI Stock will be delivered to the Recipient soon after such shares vest. If the Recipient’s service with the Company terminates prior to the vesting of shares of Time-Vested Deferred Stock, none of the unvested shares shall ever vest and such shares shall be forfeited as of the date that Recipient’s service with the Company terminates; provided, however, that:

•	For Recipients with fewer than five complete Director Years of service on the Board:

(a)	if the Recipient’s service with the Company terminates as a result of death, Disability or Retirement on or before the first anniversary of the Date of Grant, one-third of the shares of Time-Vested Deferred Stock will vest as of the date of such death, Disability or Retirement, and the other shares of Time-Vested Deferred Stock will be forfeited;

(b)	if the Recipient’s service with the Company terminates as a result of death, Disability or Retirement after the first anniversary of the Date of Grant but on or before the second anniversary of the Date of Grant, two-thirds of the shares of Time-Vested Deferred Stock will vest as of the date of such death, Disability or Retirement, and the other shares of Time-Vested Deferred Stock will be forfeited; and

(c)	if the Recipient’s service with the Company terminates as a result of death, Disability or Retirement after the second anniversary of the Date of Grant, all of the shares of Time-Vested Deferred Stock will vest as of the date of such death, Disability or Retirement.

•

For Recipients with at least five complete Director Years of service on the Board, if the Recipient’s service with the Company terminates as a result of death, Disability or Retirement prior to the third anniversary of the Date of Grant, all of the shares of Time-Vested Deferred Stock will vest as of the date of such death, Disability or Retirement.

4. Dividends. No dividends shall be paid with respect to the Time-Vested Deferred Stock. In lieu thereof, if vesting occurs, the Recipient will be credited (at the end of the vesting period) with that number of additional whole shares of CDI Stock that can be purchased (based on their Fair Market Value on the date of vesting) with the sum of the dividends that would have been paid with respect to an equal number of shares of CDI Stock between the Date of Grant and the end of the vesting period.

5. Nontransferability of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except (a) by will or the applicable laws of descent and distribution or (b) with the prior written approval of the Committee, to the spouse or descendant of the Recipient or a trust for the benefit of the spouse or descendants.

6. Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition delivery of certificates for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

7. Rights Prior to Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Time-Vested Deferred Stock or any shares of CDI Stock issuable upon vesting of the Time-Vested Deferred Stock until the date of issuance to the Recipient of a certificate for shares of CDI Stock.

8. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.